                                  Exhibit 23
                       Consent of KPMG Peat Marwick LLP


The Board of Directors
The Guarantee Life Companies Inc.

We consent to incorporation by reference in the registration statement (No. 333-41729) on Form S-3/A and registration statements (No.'s 333-17863 and 333-22461) on Form S-8 of The Guarantee Life Companies Inc. of our report dated February 16, 1999, relating to the consolidated balance sheets of The Guarantee Life Companies Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which report appears in the December 31, 1998, annual report on Form 10-K of The Guarantee Life Companies Inc.

                                                      KPMG Peat Marwick LLP

Omaha, Nebraska
February 16, 1999